================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         JACOBS ENGINEERING GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                        [LOGO OF JACOBS ENGINEERING(R)]

                                 Notice of 1998
                                 Annual Meeting


                                Proxy Statement

                        Annual Financial Statements and
                              Review of Operations

                         JACOBS ENGINEERING GROUP INC.
                           1111 SOUTH ARROYO PARKWAY
                          PASADENA, CALIFORNIA 91105

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 10, 1998, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1. To elect four directors to hold office until the 2001 annual meeting;

2. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 1998; and

3. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 2, 1998, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 8, 1998. The stock transfer books will not close.

                                          By Order of the Board of Directors

                                          ROBERT M. BARTON
                                          Secretary

Dated: January 2, 1998

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

         PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

                         JACOBS ENGINEERING GROUP INC.
                           1111 SOUTH ARROYO PARKWAY
                          PASADENA, CALIFORNIA 91105

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held February 10, 1998, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 2, 1998, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 8, 1997, to the shareholders of record on the Record Date. As of the Record Date the Company had 25,623,760 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 1998, as described under "2. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purpose of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                           AMOUNT AND    PERCENT
                                           NATURE OF       OF
NAME AND ADDRESS                           OWNERSHIP      CLASS
----------------                           ----------    -------
Joseph J. Jacobs.......................... 3,885,000(b)   15.16%(b)
 1111 South Arroyo Parkway
 Pasadena, California 91105
The Capital Group
 Companies, Inc. ......................... 2,089,100(c)    8.16%(c)
 333 South Hope Street
 Los Angeles, California 90071

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended and information made known to the Company.
(b) Dr. Jacobs has sole voting and dispositive power over all shares except 5,000 shares that are owned by Jacobs Family Foundation as to which he shares voting and dispositive power with the other directors of such Foundation.
(c) In a Form 13G dated February 12, 1997, The Capital Group Companies, Inc. reported that on December 31, 1996 certain of its operating subsidiaries held a total of 2,089,100 shares in investment accounts over which they exercised sole investment power as to 2,089,100 shares and sole voting power as to 1,046,500 shares.

    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                AMOUNT OF
                              COMMON STOCK      UNEXERCISED                PERCENT
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(a) OPTIONS(b)    TOTAL      OF CLASS(c)
------------------------  --------------------- ----------- ---------    -----------
DIRECTORS (EXCLUDING
 OFFICERS):
Joseph F. Alibrandi.....            2,000           4,450       6,450          *
Peter H. Dailey.........            2,000           4,450       6,450          *
Robert B. Gwyn..........            1,000(d)        2,200       3,200(d)       *
Linda K. Jacobs.........          207,735(e)        4,450     212,185(e)     0.83%
James Clayburn LaForce..            2,000           4,450       6,450          *
Dale R. Laurance........            1,000           2,950       3,950          *
Linda Fayne Levinson....              --            1,200       1,200          *
David M. Petrone........           10,000           4,450      14,450          *
James L. Rainey, Jr. ...              950(f)        3,700       4,650(f)       *

NAMED EXECUTIVE OFFICERS
Joseph J. Jacobs........        3,885,000(e)          --    3,885,000(e)    15.16%
Noel G. Watson..........          170,905         165,000     335,905        1.31%
William R. Kerler.......           33,862          57,600      91,462        0.36%
Richard J. Slater.......           35,303          32,200      67,503        0.26%
Thomas R. Hammond.......            8,311          36,700      45,011        0.18%
All directors and
executive officers
 as a group (27 persons).       4,491,844         613,704   5,105,548       19.93%

--------
 *  Less than 0.1%
(a) Ownership is direct unless indicated otherwise.
(b) Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 25,623,760 shares of Common Stock outstanding as of January 2, 1998.
(d) Includes 1,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e) Includes 5,000 shares held by the Jacobs Family Foundation as to which Dr. Linda K. Jacobs and Dr. Joseph J. Jacobs share voting and dispositive power with the other directors of such Foundation.
(f) Includes 750 shares as to which Mr. Rainey shares voting and dispositive power.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for eleven directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III presently end at the annual meetings in 2000, 1998 and 1999, respectively. Classes I and II have four directors, each, and Class III has three directors.

  The nominees for Class II are to be voted upon at this annual meeting. The directors in Classes I and III will continue in office until expiration of their respective terms. The Board of Directors has nominated Joseph F. Alibrandi, The Honorable Peter H. Dailey, Robert B. Gwyn and Linda K. Jacobs for election as Class II directors for three year terms expiring at the 2001 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four. In the event that anyone other than these individuals should be nominated for election as a director, the proxies will vote in accordance with their best judgment.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1998 annual meeting.

                                                                       DIRECTOR
           NAME AND POSITIONS HELD WITH THE COMPANY              CLASS  SINCE
           ----------------------------------------              ----- --------
JOSEPH J. JACOBS, Chairman of the Board and Director. Dr.
Jacobs, age 81, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957........................................   III    1974

NOEL G. WATSON, President, Chief Executive Officer and
Director. Mr. Watson, age 61, has been with the Company since
1965 and has been President and Chief Executive Officer of the
Company for more than the past five years......................     I    1986

JOSEPH F. ALIBRANDI, Director. Mr. Alibrandi, age 69, has
served as Chairman of Whittaker Corporation since 1985. From
1974 to 1994 and from 1996 to the present he has also served as
Chief Executive Officer of Whittaker Corporation. In addition, from 1991 until October 3, 1997, Mr. Alibrandi served as
Chairman of BioWhittaker, Inc., a biotechnology company.
Mr. Alibrandi is also a director of Burlington Northern Santa
Fe Pacific Corp., Catellus Development Corporation, BankAmerica
Corporation, Bank of America, N.T.&S.A. and NewMed Corporation.    II    1988

THE HON. PETER H. DAILEY, Director. Mr. Dailey, age 67, is
Chairman of Enniskerry Financial, a private investment firm. He was formerly U.S. Ambassador to Ireland and Special Envoy to
NATO. Prior to government service, he was Vice-chairman of
Interpublic Group of the Dailey International Group. He is a
Director of Chicago Title and Trust, Pinkerton's, Inc.,
Sizzler, Inc. and Wirthlin Worldwide...........................    II    1991

ROBERT B. GWYN, Director. Mr. Gwyn, age 58, is currently a
Managing Director of Amaryn Group, a private investment
company. He was President, CEO and Chairman of the Board of
Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses, from 1990 until 1994, when that company was sold. From 1985 until 1990 he was
President of Agrico Chemical Company, a domestic and
international manufacturer of fertilizers......................    II    1995

LINDA K. JACOBS, Director. Dr. Linda K. Jacobs, age 50, is
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in
Jabara-Jacobs Associates, a consulting firm. She is a daughter
of Dr. Joseph J. Jacobs........................................    II    1986

JAMES CLAYBURN LAFORCE, Director. Dr. LaForce, age 69, was Dean
of the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he
retired. Dr. LaForce is a director of Eli Lilly & Co., Rockwell
International Corporation, Imperial Credit Industries, Inc.,
Blackrock Funds, The Timken Company, Motor Cargo Industries,
Inc., Provident Investment Counsel Mutual Funds and Payden and
Rygel Investment Trust.........................................     I    1987

DALE R. LAURANCE, Director. Dr. Laurance, age 52, is the
president and a director of Occidental Petroleum Corporation where he has been an executive since 1983. Dr. Laurance is also a director of Canadian Occidental Petroleum, Ltd., Leslie's
Poolmart, Inc., the Armand Hammer Museum of Art and Cultural
Center, Inc., the Chemical Manufacturers Association, and the
American Petroleum Institute...................................   III    1994

                                                                       DIRECTOR
           NAME AND POSITIONS HELD WITH THE COMPANY              CLASS  SINCE
           ----------------------------------------              ----- --------

LINDA FAYNE LEVINSON, Director. Ms. Levinson, age 55, has
served as the President of Fayne Levinson Associates, Inc., a
general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson was an
executive at Creative Artists Agency, Inc. from 1993 through
February 1994 and was a partner of Wings Partners, a Los
Angeles-based merchant bank, from 1989 until 1993. From 1984 until 1987 Ms. Levinson was a Senior Vice President of American
Express Travel Related Services Co., Inc., and from 1972
through 1981 she was at McKinsey & Co., a worldwide general
management consulting firm, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the
Boards of Genentech Inc., NCR Corporation and Administaff,
Inc. ..........................................................   III    1996

DAVID M. PETRONE, Director. Mr. Petrone, age 53, is Chairman of
Housing Capital Company, a real estate lending firm. He was
Vice Chairman of Wells Fargo & Co. from 1986 until March 1,
1992. He is a director of Alexandria Real Estate Equities,
Inc., Spieker Properties, Inc. and Finelite, Inc. .............     I    1987

JAMES L. RAINEY, JR., Director. Mr. Rainey, age 68, is retired.
He was President and Chief Executive Officer of Farmland
Industries, Inc., an agricultural cooperative, from 1986 until
1991. Mr. Rainey is a director of ITEQ, Inc., Wirthlin
Worldwide and Envino Nutrients, Inc. ..........................     I    1993

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1997 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options under the Company's 1981 Executive Incentive Plan other than options issued under the Outside Director Stock Option provisions of that Plan. During fiscal 1997 this committee held seven meetings. The members of the Compensation and Benefits Committee are Dr. LaForce (Chairman), Ms. Levinson, Mr. Gwyn and Dr. Laurance.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors received an option for 2,000 shares of common stock on April 1, 1993, or on the date of their first election to the Board, if later, and has received an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year commencing March 1, 1994.

  The Board of Directors held nine meetings during the year ended September 30, 1997. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1997.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other four most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1995, 1996 and 1997 fiscal years:

                                     ANNUAL                      LONG-TERM
                                COMPENSATION (1)                COMPENSATION
                              --------------------    OTHER     ------------
                                                      ANNUAL                  ALL OTHER
                                                   COMPENSATION OPTIONS/SARS COMPENSATION
          NAME           YEAR SALARY ($) BONUS ($)    ($)(2)      (SHS)(3)      ($)(4)
          ----           ---- ---------- --------- ------------ ------------ ------------
Noel G. Watson.......... 1997  540,630    516,680     27,670       50,000       4,910
 Chief Executive Officer 1996  516,670    453,510     28,340       60,000       4,630
                         1995  464,310    319,100     27,440       10,000       4,920
Joseph J. Jacobs........ 1997  432,200    400,000        --           --          --
 Chairman of the Board   1996  432,200        --         --           --          --
                         1995  432,200        --         --           --          --
William R. Kerler....... 1997  346,880    331,520     14,360       15,000       4,930
 Executive Vice
  President              1996  318,760    279,790     14,360       15,000       4,630
                         1995  284,430    195,480     13,660        9,000       4,920
Richard J. Slater....... 1997  271,320    194,470      9,870       10,000       4,930
 Group Vice President    1996  254,670    167,660     10,220       10,000       4,630
                         1995  239,050    123,220     10,080        8,000       4,920
Thomas R. Hammond....... 1997  265,880    190,570      4,940       10,000       4,750
 Group Vice President    1996  239,590    157,730      4,890       10,000       4,750
                         1995  215,930    111,300      4,670        8,000       5,080

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "(S) 401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").
(2) These amounts represent interest credited to the employees' deferred compensation account balance under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Executive Incentive Plan.
(4) Consists solely of Company contributions to the Section 401(k) Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The Company's 1981 Executive Incentive plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1997 to the only Named Executive Officers who were granted options that year. No stock appreciation rights have been granted to date.

                                                                                   POTENTIAL REALIZABLE VALUES
                                                            MARKET                     AT ASSUMED RATES OF
                                                           PRICE ON                  STOCK PRICE APPRECIATION
                           OPTIONS    PERCENTAGE EXERCISE   DATE OF                OVER OPTION TERM (10 YEARS)
                           GRANTED        OF       PRICE     GRANT   EXPIRATION -----------------------------------
NAME                     (SHARES) (1) TOTAL (2)  ($/SHARE) ($/SHARE)    DATE    0% ($)    5% ($)        10% ($)
----                     ------------ ---------- --------- --------- ---------- ------ ------------  --------------
Noel G. Watson..........    50,000      10.47%    $22.500   $22.500  24-Oct-06    --   $    707,510  $    1,792,960
William R. Kerler.......    15,000       3.14%     24.125    24.125  27-Mar-07    --        227,580         576,740
Richard J. Slater.......    10,000       2.09%     24.125    24.125  27-Mar-07    --        151,720         384,490
Thomas R. Hammond.......    10,000       2.09%     24.125    24.125  27-Mar-07    --        151,720         384,490
Gain for all shareholders (based on 25,810,860 shares outstanding at September 30,
1997, and a year-end stock price of $30.625 per share)................................ $497,114,530  $1,259,785,820
                                                                                       ============  ==============
Gain of named executive officers as a percent of total gain to all shareholders.......         0.25%           0.25%
                                                                                       ============  ==============

-------
(1) All grants were non-qualified stock options pursuant to the 1981 Plan.
(2) Calculation based upon grants of options for 472,000 shares, and awards of 5,500 shares of restricted stock during fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION SAR VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1997 by the Named Executive Officers and the value of their unexercised options of September 30, 1997. All options were granted under the 1981 Executive Incentive Plan.

                                                                          VALUE OF UNEXERCISED
                                      TOTAL     NUMBER OF UNEXERCISED         IN-THE-MONEY
                           SHARES     VALUE    OPTIONS AT FYE (SHARES)     OPTIONS AT FYE ($)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
NAME                      EXERCISES    ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Noel G. Watson..........   12,800    $256,740   123,000      147,000     $858,703     $848,250
William R. Kerler.......   12,000     227,850    57,600       44,400      551,945      307,187
Richard J. Slater.......   14,400     214,380    32,200       32,800      231,356      237,625
Thomas R. Hammond.......    9,700     158,800    34,700       30,800      236,085      195,930

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

  To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

  --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

  --To provide an incentive for continued service and future performance through the use of stock options.

  --To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's Thrift Savings Retirement ((S) 401(k)) Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 1997 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee also considered a regression analysis made by the Company's financial staff of the executive compensation paid by certain publicly-traded engineering and construction companies that are comparable to, or greater, in size than the Company, that compete with the Company for experienced employees at all levels and for which executive salary information is publicly available (the "Peer Group"). The Peer Group consists of Guy F. Atkinson, Blount, Inc., Fluor Corporation, Foster Wheeler, International Technology, Michael Baker Corp., Morrison-Knudsen Corp., Stone & Webster, Inc. and the Company. This analysis relates the revenues of the members of the Peer Group to the base salaries paid to their five highest paid executives in the order of their compensation as reported in their annual reports and proxy statements for the prior year.

  Mr. Watson's initial base salary for 1997 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1997.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2002, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  The bonus paid to Mr. Watson for 1997 was determined by the Committee in the same manner as the bonuses of the other executive officers. Dr. Jacobs does not receive bonuses under the formula in the Incentive Bonus Plan, but he is eligible to receive discretionary bonuses. The bonus for Dr. Jacobs was approved by the Committee on the basis of its evaluation of Dr. Jacobs' continuing contributions to the business strategy, marketing and reputation of the Company.

  Stock Options. In determining stock option awards to executive officers for 1997 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by three of the largest competitors of the Company that are public companies (Fluor, Foster Wheeler and Morrison-Knudsen), to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for 1997 was determined by the Committee in the same manner as the option grants to the other executive officers. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation paid to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 1998 will not result in any loss of tax deductions for the Company. It is the Committee's intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision as they are finalized to determine whether any program changes are appropriate.

                                          JAMES CLAYBURN LAFORCE, Chairman
                                          LINDA FAYNE LEVINSON
                                          ROBERT B. GWYN
                                          DALE R. LAURANCE

              ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION
                COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

                              PERFORMANCE GRAPHS

  The following graphs show the changes over the past five- and ten-year periods in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). For each graph, the investments are assumed to have occurred at the beginning of each period presented.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX, AND THE DOW JONES HEAVY CONSTRUCTION GROUP
                                     INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                   1992 1993 1994 1995 1996 1997
                                                   ---- ---- ---- ---- ---- ----
Jacobs............................................ $100 $ 80 $ 84 $ 85 $ 77 $105
S&P 500........................................... $100 $113 $117 $152 $183 $257
Dow Jones......................................... $100 $102 $113 $123 $132 $136

 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN* AMONG JACOBS ENGINEERING GROUP
   INC., THE S&P 500 INDEX, AND THE DOW JONES HEAVY CONSTRUCTION GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                          1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997
                          ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
Jacobs................... $100 $152 $186 $282 $853 $899 $718 $753 $768 $695 $946
S&P 500.................. $100 $ 88 $117 $106 $139 $154 $174 $181 $234 $282 $396
Dow Jones................ $100 $ 91 $125 $125 $150 $154 $157 $175 $190 $203 $210

--------
 * The cumulative total return information used to prepare the preceding graphs was provided by Research Data Group, Inc.

2. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 1998. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1998 Annual Meeting will be subject to ratification by the shareholders at the 1999 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1998.

3. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders for consideration at the annual meeting of shareholders to be held on Tuesday, February 9, 1999, must be received by the Company no later than September 4, 1998, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                 SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1997.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  The Company's 1997 consolidated financial statements, including management's discussion and analysis, are attached hereto as Appendix A. A copy of the Company's 1997 Summary Annual Report is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON JANUARY 2, 1998. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED
TO:

                              Investor Relations
                         Jacobs Engineering Group Inc.
                                 P.O. Box 7084
                        Pasadena, California 91109-7084

  Neither the Summary Annual Report, Appendix A attached hereto nor the Form 10-K are to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          ROBERT M. BARTON
                                          Secretary

Pasadena, California
January 2, 1998

                                                                     APPENDIX A



                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

                              SEPTEMBER 30, 1997

                                                                      EXHIBIT 13

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                              SELECTED HIGHLIGHTS
                      FOR FISCAL YEARS ENDED SEPTEMBER 30
              (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                                                1997        1996        1995
                                             ----------  ----------  ----------
Revenues.................................... $1,780,616  $1,798,970  $1,723,057
Net income..................................     46,895      40,360      32,242
                                             ----------  ----------  ----------
Per-share information:
 Net income................................. $     1.80  $     1.56  $     1.27
 Net book value.............................      12.48       10.93        9.41
 Closing year-end stock price...............     30.625       22.50      24.875
                                             ----------  ----------  ----------
Total assets................................ $  744,203  $  572,505  $  533,947
Stockholders' equity........................    324,308     283,387     238,761
Return on average equity....................      15.43%      15.46%      14.68%
Stockholders of record......................      1,592       1,965       2,971
                                             ----------  ----------  ----------
Backlog:
 Engineering services....................... $  912,057  $  845,300  $  828,400
 Total......................................  3,050,000   2,750,200   2,625,000
                                             ----------  ----------  ----------
Permanent staff.............................      9,570       7,350       7,600
                                             ----------  ----------  ----------

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                      FOR FISCAL YEARS ENDED SEPTEMBER 30
                  (IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                             1997        1996        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues...............  $1,780,616  $1,798,970  $1,723,057  $1,165,754  $1,142,926
 Net income.............      46,895      40,360      32,242      18,767      28,670
                          ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........   1.55 to 1   1.68 to 1   1.44 to 1   1.41 to 1   1.61 to 1
 Working capital........  $  178,203  $  155,569  $  113,339  $  106,058  $  100,688
 Current assets.........     503,921     383,644     368,614     367,485     264,949
 Total assets...........     744,203     572,505     533,947     504,364     351,020
 Long-term debt.........      54,095      36,300      17,799      25,000         --
 Stockholders' equity...     324,308     283,387     238,761     200,433     173,797
 Return on average
  equity................       15.43%      15.46%      14.68%      10.03%      18.28%
 Backlog:
  Engineering services..  $  912,057  $  845,300  $  828,400  $  793,060  $  736,600
  Total.................   3,050,000   2,750,200   2,625,000   2,500,000   1,858,600
                          ----------  ----------  ----------  ----------  ----------
Per-share Information:
 Net income.............  $     1.80  $     1.56  $     1.27  $     0.75  $     1.15
 Stockholders' equity...       12.48       10.93        9.41        7.96        6.96
                          ----------  ----------  ----------  ----------  ----------
Average Number of Common
and Common Stock
Equivalents Outstanding.      25,989      25,921      25,384      25,173      24,964
                          ----------  ----------  ----------  ----------  ----------

  Net income for fiscal 1994 included special charges totaling $10,200, or $0.40 per share.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

  The following table sets forth total revenues from each of the industry groups and markets serviced by the Company for each year in the three year period ended September 30, 1997 (in thousands):

                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Chemicals.................................. $  500,446 $  452,448 $  377,731
   Semiconductor..............................    335,595    268,520    264,492
   Petroleum..................................    248,799    417,739    480,472
   Federal programs...........................    201,644    145,275    175,200
   Buildings and infrastructure...............    183,004    189,834    174,183
   Pulp and paper.............................    154,135    170,553     85,476
   Pharmaceuticals and biotechnology..........    140,545    147,840    123,683
   Other......................................     16,448      6,761     41,820
                                               ---------- ---------- ----------
                                               $1,780,616 $1,798,970 $1,723,057
                                               ========== ========== ==========

  The following table sets forth total revenues from each of the types of services the Company provides its clients for each year in the three year period ended September 30, 1997 (in thousands):

                                                   1997       1996       1995
                                                ---------- ---------- ----------
   Engineering services........................ $  702,068 $  627,622 $  588,399
   Field services:
     Construction..............................    813,926    925,681    881,574
     Maintenance...............................    264,622    245,667    253,084
                                                ---------- ---------- ----------
                                                $1,780,616 $1,798,970 $1,723,057
                                                ========== ========== ==========

 1997 Compared to 1996

  Consolidated revenues in 1997 totalled $1.8 billion, which was substantially the same as the 1996 amount. Revenues in 1997 from engineering services, however, increased by $74.4 million, or 11.9 percent, from last year. The increase in engineering services activity was due in part to certain acquisitions the Company completed in 1997, and in part to internal growth.

  The Company considers the level of engineering services it provides an important indicator of its overall financial performance. Engineering services absorb a significant portion of the Company's general and administrative expenses. In addition, the Company believes that engineering services activity is a leading indicator of possible future opportunities to provide construction and construction management services.

  Revenues from construction services declined 12.1 percent from 1996 to 1997. This decline was attributable primarily to the completion of several large projects late in 1996 and early in 1997, which were not replaced by new construction projects. Revenues from maintenance services increased
7.7 percent from 1996 to 1997. This increase was due to a pick-up from last year in the level of turnaround activity, combined with new awards for maintenance services. Contributing to the decrease in overall field services revenues from 1996 to 1997 was an $83.0 million decline in subcontract and procurement activity (the costs of which are included in both revenues and costs).

  As a percent of revenues, direct costs of contracts was 86.9 percent in 1997, versus 88.4 percent in 1996. The percentage relationship between direct costs of contracts and revenues will fluctuate from year to year depending on a variety of factors, including the mix of business and services in the years being compared. In general, the decrease in this percentage relationship from 1996 to 1997 was due to a proportionally higher percentage of the Company's total business volume coming from engineering services relative to field services.

  The Company's selling, general and administrative ("S,G & A") expenses totalled $160.2 million in 1997; this was $16.7 million, or 11.6 percent, more than the 1996 amount. Of the increase, approximately $12.8 million was attributed to businesses acquired during 1997. The increase in S,G & A expenses corresponds to the increase in the Company's engineering services, and reflects its continuing efforts to control such costs throughout its operations.

  The Company's operating profit (defined as total revenues, less direct costs of contracts, and S,G & A expenses) totalled $73.6 million in 1997; this was $9.0 million more than the 1996 amount. In general, the improvement was due to the increase in engineering services discussed above, combined with higher margin rates for all of the Company's services.

  Interest income, net totalled $3.0 million in 1997; this was $1.5 million more than the 1996 amount. The increase in net interest income was due primarily to higher levels of cash invested during 1997 as compared to 1996, combined with slightly better rates of interest earned on such investments.

 1996 Compared to 1995

  Consolidated revenues increased 4.4 percent from 1995 to 1996. This increase was comprised of a 6.7 percent increase in engineering services revenues and an overall 3.2 percent increase in field services revenues.

  With respect to the Company's field services activity in 1996, and while revenues from construction activities increased 5.0 percent from 1995, revenues from maintenance activities were down 2.9 percent from the prior year. Construction revenues increased during 1996 in spite of the fact the Company completed construction on two large projects during the year (one for a client in the petroleum industry, and another for a client in the semiconductor industry), and it substantially completed construction on a third major project (for a client in the buildings and infrastructure industry group). Also contributing to the increase in field services revenues from 1995 to 1996 was an $18.2 million increase in subcontract and procurement activity.

  As a percent of revenues, direct costs of contracts was 88.4 percent in 1996, versus 89.0 percent in 1995. In general, the decrease in this percentage relationship from 1995 to 1996 was due to a proportionally higher percentage of the Company's total business volume coming from engineering services relative to field services.

  The Company's S,G & A expenses totalled $143.5 million in 1996; this was only $6.9 million, or 5.0 percent, more than the 1995 amount. The increase in S,G & A expenses corresponds to the increase in the overall business volume discussed above, and reflects the Company's continuing efforts to control such expenses throughout its operations.

  The Company's operating profit totalled $64.6 million in 1996; this was $11.9 million more than the 1995 amount. In general, the improvement was due to increased business volume, combined with higher margin rates for the Company's services.

  Interest income, net totalled $1.4 million in 1996; this was $1.1 million more than the 1995 amount. The increase in net interest income was due primarily to higher levels of cash invested during 1996 as compared to 1995, combined with slightly better rates of interest earned on such investments.

  Other income, net totalled $0.8 million in 1996; this was $0.4 million more than the 1995 amount. The increase in other income, net was due primarily to higher gains from sales of marketable securities and other assets in 1996 as compared to 1995.

BACKLOG

  The following table summarizes the Company's total backlog at September 30, 1997, 1996, and 1995 (in millions):

                                                        1997     1996     1995
                                                      -------- -------- --------
   Engineering services.............................. $  912.1 $  845.3 $  828.4
   Total.............................................  3,050.0  2,750.2  2,625.0
                                                      ======== ======== ========

  At any given time, backlog represents the amount of revenues the Company expects to record in the future from performing work under contracts that have been awarded to it. With respect to maintenance projects, however, it is the Company's policy to include in backlog only the amount of revenues it expects to receive during the succeeding year, regardless of the remaining life of the contract, unless the Company does not expect the contract to be renewed. With respect to contracts relating to projects for agencies of the U.S. federal government, it is the Company's policy to include in backlog the full contract award.

  Total backlog at September 30, 1997 included approximately $923.0 million of contracts for work to be performed either directly or indirectly for agencies of the U.S. federal government. This compares to approximately $1.0 billion and $1.1 billion of federal backlog at September 30, 1996 and 1995, respectively. Most of these contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

  Net of work-off, the Company's backlog increased $125.2 million from 1995 to 1996, and it increased by $299.8 million from 1996 to 1997. Most of the 1996 increase was due to new awards from clients in the petroleum and chemicals industries, combined with scope expansions on a project in the semiconductor industry. A significant portion of the 1997 increase was also due to new awards in the petroleum and chemicals industries, combined with backlog acquired in conjunction with several acquisitions made by the Company in 1997.

  Of total backlog at September 30, 1997, the Company estimates that approximately 40 percent will be realized as revenues within the next year.

  In accordance with industry practice, substantially all of the Company's contracts may be terminated by the client. However, the Company has not experienced cancellations which have had a material effect on the reported backlog amounts. In the situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. Additionally, the Company's backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

EFFECTS OF INFLATION

  Because a significant portion of the Company's revenues over recent years has been earned under cost-reimbursable type contracts, the effects of inflation on the Company's financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographical areas where fixed-price and lump-sum work is more prevalent, inflation may begin to have a larger impact on the Company's results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts the Company accepts with fixed-price or lump-sum payment terms, the Company monitors closely the actual costs on the project as they compare to the budget estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company's industry, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs to perform on its contracts, there can be no guarantee that inflation will not effect the Company's results of operations in the future.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash and cash equivalents decreased $6.9 million during 1997. This compares to a net increase of $23.7 million in 1996, and a net decrease of $6.5 million during 1995. The current year decrease was due primarily to cash used in investing activities ($69.5 million), offset in part by cash provided by operations ($43.9 million) and financing activities ($20.3 million).

  Operations provided $43.9 million of cash and cash equivalents in 1997. This compares to net contributions of cash of $54.3 million in 1996 and $32.0 million in 1995. The $10.4 million decrease in cash provided by operations from 1996 to 1997 occurred in spite of higher net income ($6.5 million) and depreciation and amortization expense ($1.5 million), which was offset in part primarily by the timing of cash receipts and payments relating to receivables and prepaid expenses, and trade payables, customer advances and accrued liabilities, respectively ($19.0 million).

  The Company's investing activities used $69.5 million of cash and cash equivalents in 1997. This compares to net uses of cash of $40.0 million in 1996 and $45.0 million in 1995. The $29.5 million increase in cash used in investing activities from 1996 to 1997 was due primarily to an increase in property and equipment additions ($11.3 million), and an increase in additions to other, long-term assets ($14.1 million). Both the increase in fixed asset additions and the increase in additions to other, long-term assets relate primarily to two businesses the Company acquired during 1997.

  During 1997, cash used to purchase and make investments decreased $17.2 million as compared to 1996, while cash used to purchase marketable securities increased $20.0 million. Included in the amount of cash used in 1996 to purchase and make investments was the Company's purchase of 49 percent interests in various engineering and construction companies comprising the Serete Group (which is headquartered in France). No similar investment transactions occurred in 1997 (although the Company did complete the purchase of the remaining interests in most of the members of the Serete Group in 1997; however, the net cash used for this transaction is included in the line "Acquisition of businesses, net of cash acquired"). Cash used in 1997 to purchase marketable securities related to a $20.0 million deposit with a U.S. bank made by the Company under a managed investment program. The bank has full investment and dispositive powers over the assets held in the account. The program emphasizes the preservation of capital through investment-grade, marketable debt instruments which have maximum maturities of ten years.

  The Company's financing activities provided $20.3 million of cash and cash equivalents in 1997. This compares to a net contribution of cash of $9.6 million in 1996 and $6.6 million in 1995. The increase in cash provided from financing activities from 1996 to 1997 was due primarily to higher cash flows from the issuance of stock to employees ($2.7 million), and increased borrowings of long-term bank debt ($2.5 million). Also contributing to the increase in cash provided by financing activities in 1997 as compared to 1996 was the use in 1996 of $15.7 million to repay short-term bank debt; no similar use occurred in 1997. Offsetting these sources of additional financing funds in 1997 as compared to 1996 was an increase in the amount of cash used to purchase treasury stock ($8.5 million). The Company's stock buy-back program was initiated during the second half of 1996.

  The Company believes it has adequate capital resources available to fund operations in 1998 and beyond. The Company's consolidated working capital position totalled $178.2 million at September 30, 1997; this was $22.6 million more than the comparable 1996 amount. At September 30, 1997, the Company had a total of $48.0 million available under all of its short-term bank credit facilities, against which $1.3 million was outstanding in the form of direct borrowings.

COSTS ASSOCIATED WITH "YEAR 2000 ISSUE"

  The Company continues to evaluate what effects, if any, Year 2000 issues may have on its operations. At present, the Company does not believe such issues will have any material adverse effect on its consolidated financial statements.

EFFECT OF RECENTLY-ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 128--Earnings per Share ("SFAS No. 128"). SFAS No. 128 simplifies the standards for calculating earnings per share, and makes them comparable to international accounting standards. SFAS 128 will be effective for the Company beginning with the first fiscal quarter of 1998. The Company does not believe the adoption of SFAS 128 will have a material effect on its consolidated results of operations.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                1997      1996
                                                              --------  --------
ASSETS
Current Assets:
 Cash and cash equivalents..................................  $ 55,992  $ 62,865
 Marketable securities......................................    21,130     2,764
 Receivables................................................   382,051   276,668
 Deferred income taxes......................................    40,352    37,564
 Prepaid expenses and other.................................     4,396     3,783
                                                              --------  --------
  Total current assets......................................   503,921   383,644
                                                              --------  --------
Property, Equipment and Improvements, Net...................    93,401    79,009
                                                              --------  --------
Other Noncurrent Assets:
 Goodwill, net..............................................    75,445    40,481
 Other......................................................    71,436    69,371
                                                              --------  --------
  Total other noncurrent assets.............................   146,881   109,852
                                                              --------  --------
                                                              $744,203  $572,505
                                                              ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable..............................................  $  1,443  $    694
 Accounts payable...........................................   109,098    60,799
 Accrued liabilities........................................   129,767   110,061
 Customers' advances in excess of related revenues..........    77,149    47,052
 Income taxes payable.......................................     8,261     9,469
                                                              --------  --------
  Total current liabilities.................................   325,718   228,075
                                                              --------  --------
Long-term Debt..............................................    54,095    36,300
                                                              --------  --------
Other Deferred Liabilities, Including Deferred Gains on Real
Estate Transactions.........................................    34,620    24,743
                                                              --------  --------
Minority Interests..........................................     5,462       --
                                                              --------  --------
Commitments and Contingencies
Stockholders' Equity:
 Capital stock:
  Preferred stock, $1 par value, authorized -- 1,000,000
  shares, issued and outstanding -- none....................       --        --
  Common stock, $1 par value, authorized -- 60,000,000
  shares, issued -- 25,810,860 and 25,745,329 shares,
  respectively..............................................    25,811    25,745
  Additional paid-in capital................................    52,186    49,191
 Retained earnings..........................................   249,791   207,639
 Other......................................................    (2,744)    1,039
                                                              --------  --------
                                                               325,044   283,614
 Less, cost of common stock held in treasury (25,000 shares
 in 1997, 10,000 shares in 1996)............................       736       227
                                                              --------  --------
  Total stockholders' equity................................   324,308   283,387
                                                              --------  --------
                                                              $744,203  $572,505
                                                              ========  ========

                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
                  (IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                                               1997        1996        1995
                                            ----------  ----------  ----------
Revenues................................... $1,780,616  $1,798,970  $1,723,057
                                            ----------  ----------  ----------
 Costs and Expenses:
  Direct costs of contracts................  1,546,898   1,590,906   1,533,832
  Selling, general and administrative
   expenses................................    160,157     143,456     136,562
  Interest income, net.....................     (2,959)     (1,444)       (359)
  Other income, net........................       (929)       (769)       (359)
                                            ----------  ----------  ----------
                                             1,703,167   1,732,149   1,669,676
                                            ----------  ----------  ----------
   Income before taxes.....................     77,449      66,821      53,381
                                            ----------  ----------  ----------
Income Tax Expense.........................     30,554      26,461      21,139
                                            ----------  ----------  ----------
Net Income................................. $   46,895  $   40,360  $   32,242
                                            ==========  ==========  ==========
Net Income Per Share....................... $     1.80  $     1.56  $     1.27
                                            ==========  ==========  ==========


                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                        ADDITIONAL                    TREASURY
                               COMMON    PAID-IN   RETAINED             STOCK
                                STOCK    CAPITAL   EARNINGS   OTHER   (AT COST)
                               -------  ---------- --------  -------  ---------
Balances, September 30, 1994.. $25,095   $37,251   $136,206  $ 1,881  $    --
 Net foreign currency
  translation adjustment......     --        --         --       293       --
 Net unrealized gains on
 marketable securities........     --        --         --       213       --
 Repurchases of common stock..     (52)     (900)      (245)     --        --
 Exercises of stock options,
 including the related income
 tax benefits.................     392     6,317        --       --        --
 Issuance of restricted stock,
 net of amortization..........      61     1,289        --    (1,282)      --
 Net income...................     --        --      32,242      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1995..  25,496    43,957    168,203    1,105       --
 Net foreign currency
 translation adjustment.......     --        --         --         8       --
 Net unrealized losses on
 marketable securities........     --        --         --      (123)      --
 Repurchases of common stock..     (13)      (23)      (716)     --     (3,590)
 Exercises of stock options,
 including the related income
 tax benefits.................     253     5,028       (208)     --      3,363
 Issuance of restricted stock,
 net of amortization..........       9       229        --        49       --
 Net income...................     --        --      40,360      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1996..  25,745    49,191    207,639    1,039      (227)
 Net foreign currency
 translation adjustment.......     --        --         --    (3,444)      --
 Net unrealized losses on
 marketable securities........     --        --         --      (507)      --
 Repurchases of common stock..     (73)     (446)    (1,896)     --    (12,075)
 Exercises of stock options,
 including the related income
 tax benefits.................     133     3,285     (2,847)     --     11,566
 Issuance of restricted stock,
 net of amortization..........       6       156        --       168       --
 Net income...................     --        --      46,895      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1997.. $25,811   $52,186   $249,791  $(2,744) $   (736)
                               =======   =======   ========  =======  ========

                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                     1997      1996      1995
                                                   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................  $ 46,895  $ 40,360  $ 32,242
 Adjustments to reconcile net income to net cash
 flows from operations:
  Depreciation and amortization..................    19,626    18,118    15,013
  Amortization of deferred gains.................      (820)     (820)     (820)
  (Gains) losses on disposals of property,
  equipment and other assets.....................      (742)     (259)       22
  Changes in assets and liabilities, excluding
  the effects of businesses acquired:
   Receivables...................................   (34,849)   15,255    (7,402)
   Prepaid expenses and other current assets.....      (416)   (1,182)      737
   Accounts payable..............................       783    (2,911)  (24,146)
   Accrued liabilities...........................    18,537    (1,588)   11,791
   Customers' advances...........................    (1,685)   (7,420)    7,082
   Income taxes payable..........................      (932)   (1,743)    2,725
  Deferred income taxes..........................    (2,784)   (3,818)   (5,313)
  Other, net.....................................       330       287        68
                                                   --------  --------  --------
 Net cash provided...............................    43,943    54,279    31,999
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.............   (28,025)  (16,694)  (34,971)
 Disposals of property and equipment.............       289       745       784
 Increase in other assets, net...................   (16,780)   (2,689)   (3,228)
 Additions to investments........................    (4,491)  (21,705)   (3,001)
 Proceeds from sales of investments..............       936       301       --
 Purchases of marketable securities..............   (20,000)      --        --
 Proceeds from sales of marketable securities....     1,837       --         91
 Acquisitions of businesses, net of cash
  acquired.......................................    (3,307)      --     (4,683)
                                                   --------  --------  --------
 Net cash used...................................   (69,541)  (40,042)  (45,008)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Exercises of stock options, including the
 related income tax benefits.....................    10,970     8,258     6,521
 Purchases of treasury stock.....................   (12,075)   (3,590)      --
 Increases to long-term debt.....................    21,415    18,881    17,799
 Payments on long-term debt......................       --        --    (25,000)
 Increase (decrease) in short-term borrowings....       --    (15,739)    7,242
 Other, net......................................       --      1,768       --
                                                   --------  --------  --------
 Net cash provided...............................    20,310     9,578     6,562
                                                   --------  --------  --------
Effect of Exchange Rate Changes..................    (1,585)      (68)      (46)
                                                   --------  --------  --------
Increase (Decrease) in Cash and Cash Equivalents.    (6,873)   23,747    (6,493)
Cash and Cash Equivalents at Beginning of Period.    62,865    39,118    45,611
                                                   --------  --------  --------
Cash and Cash Equivalents at End of Period.......  $ 55,992  $ 62,865  $ 39,118
                                                   ========  ========  ========

                          See the accompanying notes.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain 1996 balances in the accompanying consolidated balance sheet have been reclassified to conform to the 1997 presentation.

 Description of the Business

  The Company's principal business is that of providing professional engineering, construction and construction management, and maintenance services to its industrial, commercial and government clients. The Company provides its services from offices located primarily throughout the United States, Europe and India. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts in each of the years ended September 30, 1997, 1996, and 1995 was as follows:

                                                                  1997  1996  1995
                                                                  ----  ----  ----
   Cost-reimbursable.............................................  82%   82%   88%
   Guaranteed maximum............................................   2     2     1
   Fixed-price...................................................  16    16    11

  For the years ended September 30, 1997, 1996, and 1995, projects with or for the benefit of agencies of the U.S. federal government accounted for 12.0 percent, 8.7 percent and 11.4 percent, respectively, of total revenues. Within the private sector, one client accounted for 15.3 percent of total revenues in 1997, and a different client accounted for 13.1 percent of revenues in 1995. No single private-sector client accounted for 10 percent or more of total revenues in 1996.

 Revenue Accounting for Contracts

  In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

  Some of the Company's contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded based upon those amounts expected to be realized upon final settlement.

  As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts, the Company recognizes its proportionate share of venture revenues, costs and operating income in its consolidated statements of income.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Foreign Operations

  In 1995, 1996, and for most of 1997, the Company's operations outside of the United States were conducted primarily through its offices in the U.K. and Ireland. Then in 1997, as more fully discussed in Note 2 below, the Company acquired controlling interests in various engineering and construction companies located in India, France, Spain, Italy and Santiago, Chile. The following table summarizes certain financial information of the Company for geographic areas outside the United States (in thousands):

                                                          OPERATING IDENTIFIABLE
                                                 REVENUES  PROFIT      ASSETS
                                                 -------- --------- ------------
   1997:
    Europe...................................... $412,298  $15,659    $107,493
    Southern Asia (India).......................    5,302      483      39,139
                                                 --------  -------    --------
   1996 (principally Europe)....................  176,427    6,494      83,917
                                                 --------  -------    --------
   1995 (principally Europe)....................   92,514    1,053      74,265
                                                 --------  -------    --------

    Revenues were earned from unaffiliated customers located primarily within the respective geographic areas. Operating profit is defined as total revenues, less direct costs of contracts, and selling general and administrative expenses, and excludes corporate expenses. Identifiable assets exclude general corporate assets (such as cash in excess of local working capital requirements, and investments). The results of the Company's operations in Chile in 1997 were not material.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 1997 and 1996 consisted primarily of time certificates of deposit.

 Marketable Securities and Investments

  The Company's investments in equity and debt securities are classified as either trading securities (shown as "Marketable securities" in the accompanying consolidated balance sheets), held-to-maturity securities or available-for-sale securities (the latter two are included as long-term investments in "Other noncurrent assets" in the accompanying consolidated balance sheets). Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

  Trading securities are stated at fair value with unrealized gains or losses included in "Other income, net" in the accompanying consolidated statements of income. Held-to-maturity securities are carried at cost, or amortized cost if a premium was paid or a discount received at the time of purchase. Marketable equity securities not held for trading and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains or losses, net of taxes, reported in the "Other" component of stockholders' equity. The amount of unrealized gains, net of taxes, recorded at September 30, 1997 and 1996 totalled $114,000 and $621,600, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The following table summarizes certain information regarding the Company's available-for-sale equity securities at September 30, 1997 and 1996, and for each of the years then ended (in thousands):

                                                                    1997  1996
                                                                    ---- ------
   Total cost (specific identification method)..................... $117 $  368
   Gross unrealized gains..........................................  190  1,351
   Estimated fair value............................................  307  1,719
   Gross realized gains............................................  686    156
   Gross proceeds from sales.......................................  937    201

  Included in marketable securities at September 30, 1997 was a $20,000,000 deposit with a U.S. bank made under a managed investment program. The bank has full investment and dispositive powers over the assets held in the account. The program emphasizes the preservation of capital through investment-grade, marketable debt instruments which have maximum maturities of ten years.

 Receivables and Customers' Advances

  Included in receivables at September 30, 1997 and 1996 were unbilled amounts of $82,972,400 and $50,770,100, respectively. Unbilled receivables represent amounts earned under contracts in progress, but not yet billable under the terms of those contracts. These amounts become billable according to the contract terms which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in unbilled receivables at September 30, 1997 and 1996 were contract retentions totaling $5,708,100 and $12,616,000, respectively. Substantially all unbilled receivables are billed and collected in the subsequent fiscal year.

  Customers' advances in excess of related revenues represent cash collected from clients on contracts in advance of revenues earned thereon, as well as billings to clients in excess of costs and earnings on uncompleted contracts. Substantially all such amounts are earned in the subsequent fiscal year.

 Property, Equipment and Improvements

  Property, equipment and improvements are stated at cost and consisted of the following at September 30, 1997 and 1996 (in thousands):

                                                                 1997     1996
                                                               -------- --------
   Land....................................................... $ 12,983 $ 10,028
   Buildings..................................................   38,876   38,762
   Equipment..................................................  114,127  100,874
   Leasehold improvements.....................................   18,411   12,812
                                                               -------- --------
                                                                184,397  162,476
    Less -- accumulated depreciation and amortization.........   90,996   83,467
                                                               -------- --------
                                                               $ 93,401 $ 79,009
                                                               ======== ========

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, over the remaining term of the lease, if shorter. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

 Other Noncurrent Assets

  Goodwill represents the costs in excess of the fair values of the net assets of acquired companies and is amortized against earnings using the straight-line method over periods not exceeding 40 years. Goodwill is shown in the accompanying consolidated balance sheets net of accumulated amortization of $6,908,000 and $4,997,700 at September 30, 1997 and 1996, respectively.

  Other noncurrent assets consisted of the following at September 30, 1997 and 1996 (in thousands):

                                                                 1997    1996
                                                                ------- -------
   Prepaid pension costs....................................... $11,509 $11,201
   Cash surrender value of life insurance policies.............  23,775  20,758
   Investments.................................................  17,014  35,000
   Notes receivable............................................  14,602     749
   Miscellaneous...............................................   4,536   1,663
                                                                ------- -------
                                                                $71,436 $69,371
                                                                ======= =======

  In 1996, the Company purchased 49 percent interests in various engineering and construction companies comprising the Serete Group (which is headquartered in France). The purchase price was $18,881,300. In 1997, the Company purchased substantially all of the remaining interests of most of the entities in the Serete Group (see Note 2., below). Prior to the 1997 transaction, the Company had been accounting for its investment in the Serete Group using the equity method.

 Net Income Per Share

  Net income per share has been computed in accordance with Accounting Principles Board ("APB") Opinion No. 15 -- Earnings per Share. Accordingly, net income per share has been computed based on the weighted average number of shares of common stock and, if dilutive, common stock equivalents outstanding as follows (in thousands):

                              1997   1996   1995
                             ------ ------ ------
   Average number of shares
    of common stock
    outstanding............  25,727 25,613 25,208
   Average number of common
    stock equivalents
    outstanding............     262    308    176
                             ------ ------ ------
                             25,989 25,921 25,384
                             ====== ====== ======

  The Company will adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128 (also titled "Earnings per Share") beginning with the first fiscal quarter of 1998.

 Stock-based Compensation

  The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25 -- Accounting for Stock Issued to Employees ("APB No. 25"). APB No. 25 prescribes an intrinsic value based method for accounting for stock options. Since the stock issued to

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

participants in Company's stock purchase and stock option plans (described in Note 4., below) have little or no intrinsic value as of the grant date, no compensation cost is recorded.

 Concentrations of Credit Risk/Use of Estimates

  The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions in the U.S. and Europe. Also, as is customary in the industry, the Company grants uncollateralized credit to its clients, which include the federal government and large, multi-national corporations operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that necessarily affect certain amounts reported in its consolidated financial statements. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ from those estimates.

 Deferred Gains on Real Estate Transactions

  In 1983, the Company entered into a real estate transaction which resulted in a gain totaling $12,299,800. Since the transaction involved a long-term lease agreement, the gain was deferred and is being amortized ratably into income over the lease term (which ends December 31, 1997).

2. ACQUISITIONS

  In February 1997, the Company acquired for cash certain physical assets and contracts of an engineering business with operations in Denver, Colorado and Santiago, Chile. Also in February 1997, the Company acquired for cash a 51 percent controlling interest in an affiliated entity headquartered in Mumbai, India (this interest was increased to 70 percent in a cash transaction in September 1997). In April 1997, the Company acquired for cash and notes certain assets and liabilities of an engineering business headquartered in Green Bay, Wisconsin. Finally, in July 1997, the Company completed the acquisition of the remaining interests of most of the entities in the Serete Group.

  The sum of the individual purchase prices totalled $29,781,500. Each of these acquisitions have been accounted for as a purchase, and the results of operations of each acquired business have been included in the Company's consolidated results of operations since the respective dates of acquisition. The initial purchase price allocations, which may be adjusted further, resulted in goodwill of approximately $36,054,000. The pro forma effects on the Company's consolidated results of operations assuming these acquisitions had occurred at the beginning of fiscal 1996 and fiscal 1997 are not material.

3. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

 Short-term Credit Arrangements

  At September 30, 1997, the Company had approximately $47,978,000 available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks' prime or base rates, rates paid on certificates of deposit, the banks' actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth. Two of the agreements limit borrowings by the amount of letters of credit outstanding under the facility. Borrowings under the lines are generally unsecured, and the lines extend through the second and third fiscal quarters of 1998.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Other information regarding the lines of credit for the years ended September 30, 1997, 1996, and 1995 follows (dollars in thousands):

                                                        1997    1996     1995
                                                       ------  -------  -------
   Amount outstanding at year end....................  $1,317  $   694  $16,587
   Weighted average interest rate at year end........    8.23%    7.00%    7.63%
   Weighted average borrowings outstanding during the
   year..............................................  $  183  $12,270  $12,328
   Weighted average interest rate during the year....    9.48%    7.10%    7.11%
   Maximum amount outstanding during the year........  $1,368  $17,406  $28,203

 Long-term Debt and Credit Arrangements

  Long-term debt consisted of the following at September 30, 1997 and 1996 (in thousands):

                                                                 1997    1996
                                                                ------- -------
   Mortgage loan, due May 2000................................. $16,045 $17,640
   Borrowings under the Company's unsecured, $45,000 revolving credit agreement............................................  38,050  18,660
                                                                ------- -------
                                                                $54,095 $36,300
                                                                ======= =======

  The mortgage loan was incurred in connection with the purchase of the Company's real property located in Dublin, Ireland, and is secured by the property. The loan bears interest at variable rates for selected periods from one to twelve months based on the Dublin Interbank Offered Rate, and is payable at the end of each selected period. The interest rate in effect at September 30, 1997 was 6.86 percent.

  Borrowings under the revolving credit agreement bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank's base rate, LIBOR or the latest federal funds rate. The agreement requires the Company to maintain a minimum tangible net worth of at least $160,000,000 plus 50 percent of consolidated net income after October 1, 1994, a minimum coverage ratio of certain defined fixed charges and a minimum ratio of debt to tangible net worth. The agreement also restricts the payment of cash dividends and requires the Company to pay a facility fee of 0.15 percent of the total amount of the commitment. The agreement extends through August 2000.

  Interest expense for the years ended September 30, 1997, 1996, and 1995 was $2,958,700, $2,777,400 and $2,216,000, respectively, and has been included with interest income in the accompanying consolidated statements of income. Interest payments made during each of these years totalled $1,801,500, $2,552,300 and $2,044,500, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. STOCK PURCHASE AND STOCK OPTION PLANS

 Stock Purchase Plan

  The Company's 1989 Employee Stock Purchase Plan (the "1989 ESPP") provides for the granting of options to participating employees to purchase shares of the Company's common stock. The participants' purchase price is the lower of 90 percent of the common stock's closing market price on either the first or last day of the option period (as defined). A summary of shares issued through the 1989 ESPP for the years ended September 30, 1997, 1996, and 1995 follows:

                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Aggregate purchase price................... $7,067,700 $6,310,960 $5,604,570
   Shares purchased...........................    325,110    290,430    314,300

  At September 30, 1997, there were 995,502 shares reserved for issuance under the 1989 ESPP.

 Stock Option Plan

  The Company has an incentive stock plan (the "1981 Plan") which provides for the issuance of shares of common stock to employees and outside directors. The Company may grant four types of incentive awards under the 1981 Plan: incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock. At September 30, 1997, there were 3,195,204 shares of common stock reserved for issuance under the 1981 Plan.

  Information regarding the number of shares under options granted through the 1981 Plan for each of the years ended September 30, 1997, 1996, and 1995 follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                               SHARES    PRICE
                                                              --------- --------
   Options outstanding at the beginning of fiscal:
    1995..................................................... 1,412,959  $19.63
    1996..................................................... 1,576,059   19.80
    1997..................................................... 1,789,323   21.69
                                                              ---------  ------
   Options granted during fiscal:
    1995.....................................................   324,000  $19.04
    1996.....................................................   406,000   25.30
    1997.....................................................   472,000   22.66
                                                              ---------  ------
   Options exercised during fiscal:
    1995.....................................................    77,400  $10.28
    1996.....................................................   134,686   10.96
    1997.....................................................   270,969   15.35
                                                              ---------  ------
   Options expired or canceled during fiscal:
    1995.....................................................    83,500  $22.80
    1996.....................................................    58,050   20.72
    1997.....................................................    61,520   20.46
                                                              ---------  ------
   Options outstanding at the end of fiscal:
    1995..................................................... 1,576,059  $19.80
    1996..................................................... 1,789,323   21.69
    1997..................................................... 1,928,834   22.85
                                                              =========  ======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Certain other information regarding the Company's stock options follows:

                                       1997               1996               1995
                                  ---------------    ---------------    ---------------
Range of option prices for
  options outstanding at the end
  of the year.................... $5.31 to $28.56    $5.31 to $28.56    $4.25 to $28.20
Options exercisable at the end
  of the year...................    807,034            781,653            637,229
Range of exercise prices for
  options exercised during the
  year........................... $7.94 to $27.88    $4.25 to $25.84    $5.07 to $19.34
Options available for grant at
  the end of the year............    1,266,370           484,350            839,300
Weighted-average fair value of
  options granted during the
  year...........................     $22.66             $27.69

  The following tables present certain additional information regarding options outstanding at September 30, 1997 (contractual life is expressed in whole years):

                   OPTIONS OUTSTANDING AT SEPTEMBER 30, 1997

                                                              WEIGHTED AVERAGE
                                                            --------------------
                                                             REMAINING
 RANGE OF                                                   CONTRACTUAL EXERCISE
 EXERCISE PRICES                                  NUMBER      LIFE      PRICE
 ---------------                                  --------- ----------- --------
   $ 5.31........................................     7,200       2      $ 5.31
   $15.86 - 16.58................................   113,804       1      $15.91
   $17.32 - 18.17................................   102,600       4      $17.50
   $18.81 - 19.87................................   218,950       5      $19.52
   $20.40 - 23.27................................   495,680       7      $21.07
   $23.63 - 24.88................................   442,900       7      $24.23
   $25.45 - 26.24................................   178,500       3      $26.13
   $27.50 - 28.56................................   369,200       7      $27.96
                                                  ---------     ---      ------
                                                  1,928,834       6      $22.85
                                                  =========     ===      ======

                   OPTIONS EXERCISABLE AT SEPTEMBER 30, 1997

                                                                        WEIGHTED
                                                                        AVERAGE
     RANGE OF                                                           EXERCISE
   EXERCISE PRICES                                              NUMBER   PRICE
   ---------------                                              ------- --------
   $ 5.31......................................................   7,200  $ 5.31
   $15.86 - 16.58.............................................. 106,004  $15.89
   $17.32 - 18.17..............................................  55,000  $17.44
   $18.81 - 19.87..............................................  78,850  $19.51
   $20.40 - 23.27.............................................. 128,880  $21.04
   $23.63 - 24.88.............................................. 109,400  $24.55
   $25.45 - 26.24.............................................. 147,000  $26.23
   $27.50 - 28.56.............................................. 174,700  $27.94
                                                                -------  ------
                                                                807,034  $22.74
                                                                =======  ======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Options outstanding at September 30, 1997 consisted entirely of nonqualified stock options. The 1981 Plan allows participants to satisfy the exercise price on exercises of stock options by tendering to the Company shares of the Company's common stock already owned by the participants. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders' equity.

  The Company issued 5,500, 9,000 and 61,000 shares of restricted stock under the 1981 Plan during each of the years ended September 30, 1997, 1996, and 1995, respectively. Upon issuance of restricted stock, unearned compensation equivalent to the market value of the stock issued (determined on the date of grant) is charged to stockholders' equity and subsequently amortized against income over the periods during which the restrictions lapse ($329,900, $285,800 and $67,500 of compensation expense was recognized in 1997, 1996 and 1995, respectively). The restrictions generally relate to the recipient's ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment. The restrictions lapse over five years.

 Pro Forma Disclosures

  As discussed in Note 1., above, the Company accounts for stock issued to employees and outside directors in accordance with APB No. 25. In October 1995, the Financial Accounting Standards Board adopted SFAS No. 123 -- Accounting for Stock-Based Compensation. SFAS No. 123 prescribes an optional, fair-value based method of accounting for stock issued to employees and others. The Company's pro forma net income and net income per share in 1997 and 1996 using the Black-Scholes option valuation model for stock awards in those years follows, along with a summary of the significant assumptions used in the valuation (dollars in thousands, except earnings per share):

                                                                1997     1996
                                                               -------  -------
   Pro forma net income....................................... $43,022  $39,218
   Pro forma net income per share.............................    1.66     1.51
   Assumptions used:
    Dividend yield............................................       0%       0%
    Expected volatility.......................................   21.57%   28.50%
    Risk-free interest rate...................................    6.50%    6.48%
    Expected life (years).....................................    6.25     6.68
                                                               =======  =======

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Additionally, option valuation models require the use of highly subjective assumptions including the expected volatility of the underlying stock price. Because the Company's stock options possess characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The pro forma effects of SFAS No. 123 on reported net income as presented above is not necessarily representative of the pro forma effects in future years.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. SAVINGS, DEFERRED COMPENSATION AND PENSION PLANS

 Savings Plans

  The Company maintains employee savings plans (qualified 401(k) retirement plans) covering substantially all of the Company's domestic, nonunion employees. For the years ended September 30, 1997, 1996, and 1995, Company contributions to these plans totalled $8,710,500, $8,000,100 and $7,719,400, respectively.

 Deferred Compensation Plans

  The Company's Executive Security Plan ("ESP") and Executive Deferral Plans ("EDP") are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for the years ended September 30, 1997, 1996, and 1995 were $1,672,600, $1,781,200 and $1,601,000, respectively. Included in other deferred liabilities in the accompanying consolidated balance sheets at September 30, 1997 and 1996 was $23,446,800 and $19,092,700, respectively, relating to the ESP and EDP plans.

 Pension Plans

  In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totalled $2,694,700, $3,538,900 and $5,044,400 for the years ended September 30, 1997, 1996, and 1995, respectively.

  The Company's U.K. subsidiary sponsors a contributory defined benefit pension plan covering substantially all permanent, full-time employees at least 21 years of age. Benefits are based on length of service and the employee's highest average salary for any three consecutive years in the plan, or, if higher, the employee's salary in the final year in the plan. The Company's funding policy is to fund the actuarially-determined accrued benefits, allowing for projected compensation increases using the projected unit method. The following table presents the funded status of the plan as of September 30, 1997 and 1996 (in thousands):

                                                               1997     1996
                                                              -------  -------
   Fair value of plan assets................................. $97,984  $84,996
                                                              -------  -------
   Actuarial present value of benefit obligations (all
    vested)..................................................  75,498   69,604
                                                              -------  -------
   Accumulated benefit obligation............................  75,498   69,604
   Effect of projected compensation increases................   3,478    2,368
                                                              -------  -------
   Projected benefit obligation..............................  78,976   71,972
                                                              -------  -------
   Plan assets in excess of projected benefit obligation.....  19,008   13,024
   Unrecognized gains........................................  (7,499)  (1,823)
                                                              -------  -------
   Prepaid pension asset..................................... $11,509  $11,201
                                                              =======  =======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The components of net periodic pension cost for each of the years ended September 30, 1997, 1996, and 1995 were as follows (in thousands):

                                                      1997      1996     1995
                                                    --------  --------  -------
   Service costs................................... $  1,484  $  1,258  $ 1,283
   Interest........................................    6,621     5,624    5,399
   Actual return on plan assets....................  (14,094)  (14,242)  (8,092)
   Net amortization and deferral...................    6,074     7,418    1,530
                                                    --------  --------  -------
   Net pension cost................................ $     85  $     58  $   120
                                                    ========  ========  =======

  The significant actuarial assumptions used in determining the funded status of the plan were as follows: weighted average discount rate -- 8 percent; weighted average rate of increase in compensation -- 6 percent; and, weighted average rate of return on pension assets -- 8.5 percent. At September 30, 1997, the majority of the plan's assets were invested in equity securities (primarily those of companies trading in the U.K. and other European stock markets) and fixed income securities.

6. PROVISION FOR INCOME TAXES

  The Company accounts for income taxes in accordance with SFAS No. 109 -- Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Consolidated income tax expense for the years ended September 30, 1997, 1996, and 1995 consisted of the following (in thousands):

                                                      1997     1996     1995
                                                     -------  -------  -------
   Taxes currently payable:
    Federal......................................... $23,255  $22,927  $19,071
    State...........................................   4,515    5,316    4,026
    Foreign.........................................   4,519    1,577    1,359
                                                     -------  -------  -------
                                                      32,289   29,820   24,456
                                                     -------  -------  -------
   Taxes deferred:
    Federal.........................................  (1,563)  (2,768)  (2,870)
    State...........................................    (172)    (591)    (447)
                                                     -------  -------  -------
                                                      (1,735)  (3,359)  (3,317)
                                                     -------  -------  -------
                                                     $30,554  $26,461  $21,139
                                                     =======  =======  =======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their related amounts used for income tax purposes. The significant components of the Company's deferred tax assets (liabilities) at September 30, 1997 and 1996 were as follows (in thousands):

                                                               1997     1996
                                                              -------  -------
   Assets:
    Liabilities relating to employee benefit plans........... $24,306  $21,733
    Self-insurance reserves..................................  10,395   11,038
    Contract revenues and costs..............................   8,018    5,559
    Accruals for office consolidations and other special
     charges.................................................     344      914
    Deferred gains on real estate transactions...............      50      293
                                                              -------  -------
    Total deferred tax assets................................  43,113   39,537
                                                              -------  -------
   Liabilities:
    Depreciation and amortization............................  (3,809)  (3,816)
    Unremitted foreign earnings..............................  (2,065)  (1,102)
    State income and franchise taxes.........................  (1,564)  (1,410)
    Other, net...............................................    (234)    (271)
                                                              -------  -------
    Total deferred tax liabilities...........................  (7,672)  (6,599)
                                                              -------  -------
   Net deferred tax asset.................................... $35,441  $32,938
                                                              =======  =======

  Included in "Other deferred liabilities" in the accompanying consolidated balance sheets at September 30, 1997 and 1996 are deferred tax liabilities of $4,911,000 and $4,626,000, respectively.

  The reconciliations of the tax provisions recorded for the years ended September 30, 1997, 1996, and 1995 to those based on the federal statutory rate were as follows (in thousands):

                                                       1997     1996     1995
                                                      -------  -------  -------
   Statutory amount.................................. $27,107  $23,388  $18,683
   State taxes, net of the federal benefit...........   2,824    3,071    2,326
   Other, net........................................     623        2      130
                                                      -------  -------  -------
                                                      $30,554  $26,461  $21,139
                                                      =======  =======  =======
   Rate used to compute statutory amount.............   35.00%   35.00%   35.00%
                                                      =======  =======  =======

  For the years ended September 30, 1997, 1996, and 1995, the Company paid approximately $32,038,000, $30,940,000 and $22,153,000, respectively, in income taxes.

  For the years ended September 30, 1997, 1996, and 1995, consolidated income before income taxes included $16,029,300, $4,707,100 and $380,200, respectively, from foreign operations. U.S. income taxes, net of applicable credits, have been provided on the undistributed profits of foreign subsidiaries, except in those instances where such profits are expected to be permanently reinvested (the amount of such profits expected to be permanently reinvested totalled $7,830,800 at September 30, 1997). Should these earnings be repatriated, approximately $2,070,700 of income taxes would be payable.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


7. COMMITMENTS AND CONTINGENCIES

  The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $113,220,000 at September 30, 1997 payable as follows (in thousands):

   Year ending September 30,
     1998............................................................. $ 27,002
     1999.............................................................   23,189
     2000.............................................................   19,858
     2001.............................................................   14,598
     2002.............................................................   10,332
     Thereafter.......................................................   42,631
                                                                       --------
                                                                        137,610
   Less -- amounts representing sublease income.......................   24,390
                                                                       --------
                                                                       $113,220
                                                                       ========

  Rent expense for the years ended September 30, 1997, 1996, and 1995 was approximately $29,978,000, $27,190,200 and $24,601,700, respectively, and was offset by sublease income of approximately $2,780,000, $2,313,500 and $1,326,700, respectively.

  The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

  The Company has entered into an employment agreement expiring September 30, 2002 with the Chairman of its Board of Directors. The agreement provides for base payments of $432,000 per year to either the Chairman or, in the event of his death, his beneficiary. The agreement also provides that the Chairman may participate in any bonus plan sponsored by the Company, specifies certain promotional and other activities to be performed by the Chairman in the event he leaves employment with the Company and contains other provisions, including some intended to prevent the Chairman from entering into any form of competition with the Company.

  In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to construction schedules and plant performance. Most of the litigation involves the Company as a defendant in workers' compensation, personal injury, and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company's consolidated financial statements.

  Letters of credit outstanding at September 30, 1997 totalled approximately $62,854,000.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8. COMMON AND PREFERRED STOCK

  Pursuant to the Company's 1990 Stockholder Rights Plan, each outstanding share of common stock has attached to it one stock purchase right (a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one two-hundredth of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at the exercise price of $90 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

  The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. The Rights may be redeemed at $0.01 per Right by the Company in accordance with the Rights Plan. The Rights will expire on December 20, 2000, unless earlier exchanged or redeemed.

9. OTHER FINANCIAL INFORMATION

  Accrued liabilities at September 30, 1997 and 1996 consisted of the following (in thousands):

                                                                 1997     1996
                                                               -------- --------
   Accrued payroll and related liabilities.................... $ 86,330 $ 60,772
   Insurance liabilities......................................   26,903   27,888
   Office consolidations and other special charge reserves....    1,287    4,677
   Other......................................................   15,247   16,724
                                                               -------- --------
                                                               $129,767 $110,061
                                                               ======== ========

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


10. QUARTERLY DATA -- UNAUDITED

  Summarized quarterly financial information for the years ended September 30, 1997, 1996, and 1995 is presented below (in thousands, except per-share amounts):

                                   FIRST    SECOND   THIRD    FOURTH    FISCAL
                                  QUARTER  QUARTER  QUARTER  QUARTER     YEAR
                                  -------- -------- -------- -------- ----------
1997
Revenues......................... $433,649 $437,735 $430,177 $479,055 $1,780,616
Income before taxes..............   17,997   18,907   19,818   20,727     77,449
Net income.......................   10,870   11,420   11,970   12,635     46,895
Net income per share.............      .42      .44      .46      .48       1.80
Stock price:
 High............................   25.000   28.500   27.875   32.563     32.563
 Low.............................   21.250   23.500   23.250   26.250     21.250
                                  -------- -------- -------- -------- ----------
1996
Revenues......................... $471,121 $487,021 $436,820 $404,008 $1,798,970
Income before taxes..............   15,811   16,358   17,185   17,467     66,821
Net income.......................    9,550    9,880   10,380   10,550     40,360
Net income per share.............      .37      .38      .40      .41       1.56
Stock price:
 High............................   25.375   29.375   28.375   27.375     29.375
 Low.............................   21.500   24.750   25.625   19.625     19.625
                                  -------- -------- -------- -------- ----------
1995
Revenues......................... $412,356 $396,746 $444,626 $469,329 $1,723,057
Income before taxes..............   12,086   12,505   13,909   14,881     53,381
Net income.......................    7,300    7,552    8,402    8,988     32,242
Net income per share.............      .29      .30      .33      .35       1.27
Stock price:
 High............................   24.250   20.750   22.250   25.750     25.750
 Low.............................   16.875   17.250   19.125   21.625     16.875
                                  -------- -------- -------- -------- ----------

  The Company's common stock is listed on the New York Stock Exchange. At September 30, 1997, there were 1,592 shareholders of record.

                          REPORT OF ERNST & YOUNG LLP
                             INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

  We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
November 5, 1997

             MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING

  The consolidated financial statements and other information included in this annual report have been prepared by management, which is responsible for their fairness, integrity, and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and contain some amounts that are based upon management's best estimates and judgment. The financial information contained elsewhere in this report has been prepared in a manner consistent with the preparation of the financial statements.

  In meeting its responsibility for the fair presentation of the Company's financial statements, management necessarily relies on the Company's system of internal accounting controls. This system is designed to provide reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's instructions and are properly recorded in the Company's books and records. The concept of reasonable assurance is based on the recognition that in any system of internal controls, there are certain inherent limitations and that the cost of such systems should not exceed the benefits to be derived. We believe the Company's system of internal accounting controls is cost-effective and provides reasonable assurance that material errors and irregularities will be prevented, or detected and corrected on a timely basis.

  The Company's consolidated financial statements have been audited by independent auditors, whose report thereon was based on examinations conducted in accordance with generally accepted auditing standards and is presented on the preceding page. As part of their audit, the independent auditors perform a review of the Company's system of internal accounting controls for the purpose of determining the amount of reliance to place on those controls relative to the audit tests they perform.

  The Company's Board of Directors, through its Audit Committee which is composed entirely of nonemployee directors, meets regularly with both management and the independent auditors to review the Company's financial results and to ensure that both management and the independent auditors are properly performing their respective functions.

                         [LOGO OF JACOBS ENGINEERING]

-------------------------------------------------------------------------------

PROXY

     SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 10, 1998

                         JACOBS ENGINEERING GROUP INC.

     THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 10, 1998, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


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                             FOLD AND DETACH HERE

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                                                                Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

IF ANY OF THE FOLLOWING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOLLOWING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEM 2. ON OTHER MATTERS PRESENTED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT.

                                                      WITHHELD
                                            FOR       FOR ALL
1.   To elect Joseph F. Alibrandi,          [ ]         [ ]
     Hon. Peter H. Dailey, Robert B. Gwyn
     and Linda K. Jacobs as directors

                                                 FOR       AGAINST       ABSTAIN
2.   To approve Ernst & Young LLP as auditors.   [ ]         [ ]           [ ]

(To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

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                                       Receipt of the Jacobs Engineering Group
                                       Inc. Proxy Statement dated January 2,
                                       1998 and Summary Annual Report for the
                                       year ended September 30, 1997 is hereby
                                       acknowledged. Please vote my (our) shares as indicated on the face of this proxy.


Signature(s) ____________________________   Date ______________________________
NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.
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